Exhibit 10.3

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (“Agreement”) is made and entered into as of the date (the “Effective Date”) last indicated below between The Travelers Indemnity Company (the “Company,” and together with The Travelers Companies, Inc. and its subsidiaries, affiliates, joint ventures, successors and assigns, collectively, the “Company Entities” and singularly “Company Entity”) and Doreen Spadorcia (“Employee”).

The Company wishes to provide for the separation of Employee’s employment relationship with the Company.  The Company and Employee wish to provide for a full and final settlement of any and all actual and potential disputes Employee may have arising out of Employee’s employment with the Company, separation from employment with the Company, or otherwise, without any admission of any kind by either party.

Therefore, in consideration of the mutual promises and agreements set forth in this Agreement, the Company and Employee agree as follows:

I.                                        EMPLOYMENT SEPARATION

A.                                    Separation Date.  Employee’s employment with the Company shall be terminated effective with the close of business on September 1, 2016 (“Separation Date”).  Employee hereby resigns from all officer and director positions with the Company Entities as of the Separation Date and agrees to execute related letters of resignation as requested by the Company.

B.                                    Separation.  Employee shall have no duties and no authority to make any representations or commitments on behalf of any Company Entity as an employee or in any other capacity whatsoever after the Separation Date.  Thereafter, Employee shall have no rights deriving from Employee’s employment by the Company, and shall not be entitled to any further compensation, except as provided in this Agreement.  Consistent with Subsection IV(B) of this Agreement, Employee has twenty-one (21) days from the date this Agreement is presented to consider whether to accept the terms of this Agreement.  If this Agreement is not duly executed by Employee and duly and timely returned to the Company as specified in Subsection IV(B) or if Employee cancels Employee’s acceptance of this Agreement as set forth in Subsection IV(C), the Company’s obligations under this Agreement will be null and void at the outset and Employee will not be eligible to receive any of the payments or benefits described in Section II of this Agreement (the “Consideration”).

C.                                    Possible Reduction in Payments and Adjustment in Separation Date.  If after this Agreement has been provided to Employee (whether or not it has been executed) and prior to the Separation Date, Employee engages in conduct that would violate the any term of Section III, engages in insubordinate conduct, is disruptive in the workplace, engages in conduct that otherwise damages the morale of Employee’s work unit or the office as a whole and/or produces a significantly or consistently inferior work product, in each case, as determined by the Company in its sole discretion, Employee acknowledges that the Company has the right to terminate

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Employee immediately and accelerate Employee’s Separation Date for all purposes hereunder.  If the Company invokes this right, the Company is no longer obligated to provide the Consideration.  Notwithstanding, should the Company elect to provide the Consideration, nothing in this Subsection I(C) shall result in the acceleration of the issuance of the Separation Payment (as defined in Subsection II(A)) or a change to the end of the Restricted Period (as defined in Subsection III(E)) or Non-Competition Restricted Period (as defined in Subsection III(E)), although both such periods shall commence on the accelerated separation date.

II.                                   CONSIDERATION

In exchange for the promises contained in Sections III and IV and subject to the terms and conditions set forth in this Agreement, the Company agrees to provide Employee with the Consideration set forth in this Section II.  If Employee elects not to sign this Agreement or the Second Release referenced in Subsection IV(D) (the “Second Release”) or cancels under the terms of Subsection IV(C) or the Second Release, Employee shall receive only those benefits and payments required by law.

A.                                    Separation Payment.  The Company will issue Employee separation payments in amounts and at the times described under the Company’s contractual obligations to Employee under the Non-Solicitation and Non-Disclosure Agreement (the “NSND Agreement”) between Employee and The Travelers Companies, Inc. dated February 8, 2006 and the Non-Competition Agreement (the “Non-Competition Agreement”) among Employee, the Company and The Travelers Companies, Inc. dated February 2, 2010.

B.                                    Payments Upon Death.  In the event of Employee’s death, any unpaid payments under Subsection II(A) will be paid in a lump sum to Employee’s estate or to such other person as Employee may designate in a written request delivered to the Company before Employee’s death.

C.                                    Offsets.  If Employee is eligible on account of Employee’s termination of employment to receive any amount under any other plan, policy of, or agreement with the Company, the Separation Payment shall be reduced by the amount(s) Employee receives under the other plan, policy or agreement.  In addition, the Separation Payment will be reduced by any amounts outstanding that Employee owes to the Company (including, without limitation, unreimbursed salary advances, loans and used but unaccrued Paid Time Off).

D.                                    Status of Separation Payment if Employee Re-Employed By the Company.  If Employee is re-employed by the Company at a date subsequent to the Separation Date, Employee agrees that, as a condition of re-employment, any remaining payments under Subsection II(A) will discontinue as of the effective date of re-employment, and Employee shall have no further right to such payments.

E.                                     Outplacement Services.  Employee shall receive outplacement services from Lee Hecht Harrison at the Company’s expense pursuant to the terms and conditions established by

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the Company.  In no event shall outplacement services be offered to Employee after the end of the second calendar year following the year of the Separation Date.

F.                                      Satisfaction of Obligations.  The Consideration to be provided under Section II of this Agreement is in full satisfaction of, and not in addition to, the Company’s obligations under the NSND Agreement, the Non-Competition Agreement, Travelers Severance Plan and any other severance or benefit plan under which Employee asserts any Company Entity is obligated to provide separation benefits.

G.                                    Withholding.  The Company will withhold from the payments referenced in Subsections II(A) all appropriate deductions for employee benefits, if applicable, and the amounts necessary for the Company to satisfy its withholding obligations under federal, state and local income and employment tax laws, including those taxes applicable to any equity vesting as a result of Employee’s separation of employment.

III.                              EMPLOYEE’S COVENANTS TO THE COMPANY

The parties desire to provide for the protection of the business, goodwill, confidential information, relationships and other proprietary rights of the Company Entities.  Accordingly, Employee agrees to the following:

A.                                    Property of the Company.  By the Separation Date, Employee will return to the Company (and will not retain originals or copies of) any and all:  (i) records, files, reports, notes, compilations, or other recorded matter, or copies or reproductions thereof (in any form or medium) relating to the Company’s operations, activities or business, made or received by Employee during employment; and (ii) identification cards, keys, parts, tools, equipment, computer hardware, software, and disks, owned or leased vehicles, credit cards and other tangible or personal property owned by any Company Entity.

B.                                    Future Conduct.  Employee agrees not to engage in any form of conduct, or make any statements or representations, that are untruthful or disparage or otherwise harm or potentially harm the reputation, goodwill or commercial interests of any Company Entity or any current, past or future director, employee or manager of any Company Entity.  This includes, but is not limited to, statements or representations to the press or other media.

In addition, Employee agrees to cooperate fully with the Company, including its attorneys and accountants, in connection with transitioning her responsibilities and any potential, threatened or actual litigation, arbitrations, claims, disputes, proceedings, or internal or government investigations (“Proceedings”), which directly or indirectly involve any Company Entity.  Employee agrees to appear as a witness voluntarily, upon the Company’s request, regardless of whether served with a subpoena, and be available to attend depositions, court proceedings, consultations or meetings regarding any such Proceedings, as requested by the Company.  The Company acknowledges that these efforts, if necessary, will impose on Employee’s time and would likely interfere with other commitments Employee may have in the future.  Consequently, the Company shall attempt to schedule such depositions, court

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proceedings, consultations or meetings in coordination with Employee’s schedule, but Employee recognizes that any such scheduling may be beyond the Company’s control.  Likewise, the Company agrees to compensate Employee for her time hereunder at a rate of one hundred percent (100%) of Employee’s base salary as of the Separation Date pro-rated to an hourly rate, for actual time spent traveling to and from and attending such depositions, consultations or meetings, not to include ancillary time spent at hotels and related locations during evenings between proceedings.  The Company also agrees to reimburse Employee for the out-of-pocket expenditures actually and reasonably incurred by Employee in connection with the performance of the services contemplated by this Subsection III(B), including hotel accommodations, air fare, transportation and meals consistent with the Company’s generally-applicable expense reimbursement policies.  Any compensation paid by the Company to Employee under this Subsection III(B) shall be in exchange for Employee’s time and is not dependent upon the character or content of any information Employee discloses with respect to any such Proceedings.

C.                                    Confidentiality of this Agreement.  Employee and the Company agree that this Agreement and its terms will be regarded and treated as confidential communications between the parties, and that neither the parties nor their counsel or advisors will reveal or disclose either the existence or the terms of this Agreement to any other person or entity, except as required by law, subpoena, court order, or other legal process.  If disclosure is so required of Employee, Employee agrees to notify the Company as soon as notice of such process is received and before disclosure or appearance takes place.  Employee may further disclose the terms of this Agreement to Employee’s spouse, accountant, financial advisor and attorney upon their agreement to maintain this Agreement in strict confidence, as set forth in this Subsection III(C).  Employee may also disclose Section III to prospective or subsequent employers who have a legitimate business interest in knowing of these covenants, following their agreement to maintain such provisions in strict confidence, as set forth in this Subsection III(C).  Further, nothing in this Subsection III(C) limits the Company’s ability to disclose the information internally or externally to those persons with a legitimate business or regulatory reason to have access to the information or if required by law.

D.                                    Non-Disclosure.  Employee acknowledges that Employee has had access to confidential and proprietary business information of the Company Entities, which may have included:  non-public information such as internal information about the Company’s business, such as financial, sales, marketing, claim, technical and business information, including profit and loss statements, business/marketing strategy and trade secrets; client, customer, policyholder, insured person, claimant, vendor, consultant and agent information, including personal information such as social security numbers and medical information; legal advice obtained; product and system information; and any compilation of this information or employee information obtained as part of Employee’s responsibilities at the Company (“Confidential Information”).  Employee agrees not to, either during or any time after her employment, use, publish, make available, or otherwise disclose, except for the Company’s benefit in the course of such employment, any Confidential Information, whether developed by, for, or at the expense of the Company, or assigned or entrusted to the Company or otherwise, unless such information is or becomes generally known outside of the Company through no fault of Employee.  In addition,

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Employee agrees to keep such Confidential Information at all times subject to the Company’s control.  Employee also agrees to cooperate to remedy any unauthorized use or disclosure of such Confidential Information and not to violate any Company policy regarding the same.

Employee further agrees that all Confidential Information, including, without limitation, all records, files, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, made or received by Employee during Employee’s employment with the Company are, and shall be, the property of the Company exclusively, and Employee will keep the same at all times subject to the Company’s control and will deliver to or leave the same with the Company prior to Employee’s Separation Date.

E.                                     Covenants Not to Solicit/Hire/Interfere.  Employee acknowledges and agrees that, by virtue of opportunities derived from Employee’s access to Confidential Information and employment with the Company, Employee is capable of significantly and adversely impacting the existing relationships of the Company Entities with their clients, customers, policyholders, vendors, consultants, employees and/or agents.  Employee acknowledges that the Company Entities have a legitimate interest in protecting these relationships against solicitation and/or interference by Employee during Employee’s employment and for a reasonable period of time following the Separation Date.  Accordingly, the parties agree that the covenants described in this Subsection III(E)(1) and (2) shall apply during employee’s employment with the Company and for a duration of eighteen (18) months following the Separation Date (together, the “Restricted Period”), and the covenants described in Subsection III(E)(3) shall apply during employee’s employment with the Company and for a duration of twelve (12) months following the Separation Date (the “Non-Competition Restricted Period”).  Employee acknowledges and agrees that the covenants described in this Subsection III(E) and its subparts are expressly intended to protect and preserve the legitimate business interests and goodwill of the Company Entities.  Employee acknowledges that the Consideration provides independent and fair consideration for these covenants.

1.                                      Non-Solicitation/Non-Hire of Employees.  Employee acknowledges that the Company Entities sustain their operations and the goodwill of their clients, customers, policyholders, vendors, consultants, producers, agents and brokers (“Customers”) through their employees.  The Company Entities have made significant investment in their employees and their ability to establish and maintain relationships with each other and with the Company Entities’ Customers in order to further their operations and cultivate goodwill.  Employee acknowledges that the loss of the Company Entities’ employees could adversely affect its operations and jeopardize the goodwill that has been established through these employees, and that the Company Entities therefore have a legitimate interest in preventing the solicitation of their employees.  Accordingly, Employee shall not, without the prior written consent of the Company, at any time during the Restricted Period, directly or indirectly, seek to recruit or solicit, attempt to influence or assist, participate in or promote the solicitation of, or otherwise attempt to adversely affect the employment of any person who was or is employed by any Company Entity on the Separation Date or was employed by any Company Entity within twelve (12) months prior to the Separation Date or thereafter. Without limiting the foregoing restriction, Employee shall not, on behalf of Employee or any other person, hire, employ or engage any such

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Date	Doreen Spadorcia

person and shall not engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Subsection III(E)(1).  Without limiting the generality of the restrictions under this Subsection(E)(1), by way of example, the restrictions under this Subsection III(E)(1) shall prohibit Employee from (i) interviewing a Company Entity employee, (ii) communicating in any manner with a Company Entity employee in connection with a current or future employment opportunity outside of the Company Entity, (iii) identifying Company Entity employees to potentially be solicited or hired, (iv) providing information or feedback regarding Company Entity employees seeking employment with Employee’s subsequent employer and/or (v) otherwise assisting or participating in the solicitation or hiring of a Company Entity employee.  Employee further agrees that, during such time, if a person who is employed by any Company Entity contacts Employee about prospective employment, Employee will inform such person that Employee cannot discuss the matter, unless and until consent of the Company has been obtained.  Employee shall not provide any other person the name of, or information regarding, any person employed by any Company Entity who contacts Employee about prospective employment.  For purposes of this Subsection III(E)(1), requests for consent must be delivered via overnight mail (signature required) to John P. Clifford, Jr., Executive Vice President - Human Resources, Travelers, 385 Washington Street, Mail Code 9275-SB02W, Saint Paul, Minnesota 55102-1396 (or his successor), with a copy via overnight mail (signature required) to Kenneth F. Spence, III, Executive Vice President and General Counsel, Travelers, 385 Washington Street, Mail Code 9275-LC12L, Saint Paul, Minnesota 55102-1396 (or his successor).

2.                                      Non-Solicitation of and Non-Interference with Existing Commercial Relationships.  Employee acknowledges that by virtue of her employment with the Company, Employee has developed relationships with and/or had access to Confidential Information about the Company Entities’ Customers and is, therefore, capable of significantly and adversely impacting existing relationships that the Company Entities have with them.  Employee further acknowledges that the Company Entities have invested in their and Employee’s relationship with the Company Entities’ Customers and the goodwill that has been developed with them, and therefore have a legitimate interest in protecting these relationships against solicitation and/or interference by Employee for a reasonable period of time after the Separation Date.  Accordingly, Employee shall not, without the prior written consent of the Company, at any time during the Restricted Period, directly or indirectly, solicit any person or entity, who or that, as of the Separation Date, was or is a Customer of any Company Entity, to discontinue business with any Company Entity and/or move that business elsewhere, or otherwise change an existing customer relationship with any Company Entity.  Employee further agrees that, during such time, if such a Customer contacts Employee about discontinuing business with any Company Entity and/or moving that business elsewhere, or otherwise changing an existing commercial relationship with any Company Entity, Employee will inform such Customer that Employee cannot discuss the matter without notifying the Company.  Prior to any discussion of the matter, Employee is obligated to notify the Company of the name of the person who made the contact, the Customer with whom the person is affiliated, and the nature and date of the contact. After notifying the Company of the contact, Employee must receive written consent from the Company before discussing the matter with such Customer.  For purposes of this Subsection III(E)(2), requests for consent must be delivered via overnight mail (signature required) to Brian

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MacLean, President and Chief Operating Officer, Travelers, One Tower Square, Hartford, Connecticut 06183 (or his successor), with a copy via overnight mail (signature required) to Kenneth F. Spence, III, Executive Vice President and General Counsel, Travelers, 385 Washington Street, Mail Code 9275-LC12L, Saint Paul, Minnesota 55102-1396 (or his successor).

3.                                      Non-Competition.  For the reasons set forth above, Employee acknowledges that the Company Entities have a legitimate interest in protecting their relationships with their Customers and employees against competition by Employee for a reasonable period of time after the Separation Date.  Accordingly, Employee shall not, without the prior written consent of the Company, at any time prior to the Separation Date or during the Non-Competition Restricted Period, directly or indirectly, in any manner or capacity, including without limitation, formally or informally, as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, advisor or otherwise, (a) perform services for, advise, consult with or have any ownership interest in (i) any entity that, taken together with its affiliates, is primarily engaged in the property and casualty insurance business (the “Business”) or (ii) any business, business unit or division that is primarily engaged in the Business (in each case, a “Restricted Entity”) or (b) engage in the Business.  Notwithstanding the foregoing, the following shall not constitute non-compliance with this Agreement or a breach of this Subsection III(E)(3):  (a) ownership by Employee, as a passive investment, of less than five (5) percent of the outstanding voting shares of any entity, (b) performing services for or having an ownership interest in an entity (other than a Restricted Entity) that is engaged in the business of acting as an agent or broker (including those engaged in the distribution of property and casualty insurance) so long as Employee is not actively engaged in underwriting, claims, investment activities or third party administration, in each case, relating to property and casualty insurance, (c) seeking and/or accepting (and taking any action in furtherance of seeking and/or accepting, including discussions regarding potential investment) any position or relationship with an entity that would otherwise breach Subsection III(E)(3), so long as such position, relationship or investment or any services related thereto does not commence before the end of the Non-Competition Restricted Period and (d) non-compliance with this Subsection III(E)(3) that is isolated, unintentional and immaterial.

F.                                      Breach; Remedies.  Employee expressly acknowledges that the terms of Section III are material to this Agreement, and if Employee breaches any term of Section III or of any equity agreement Employee may have executed with any Company Entity, Employee shall be responsible for all damages and the forfeiture and/or return of all Consideration, without prejudice to any other rights and remedies that the Company may have.

Employee further acknowledges and agrees that any breach by Employee of the provisions of Section III and/or any of its subsections will cause the applicable Company Entities irreparable injury and damage that cannot be reasonably or adequately compensated by monetary damages.  Employee therefore expressly agrees that the Company shall be entitled to injunctive or other equitable relief in a court of competent jurisdiction in order to prevent a breach of Section III or any other part thereof, in addition to such other remedies legally available to the Company.  Employee expressly and explicitly waives any claim and/or defense that the

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Company has an adequate remedy at law and therefore should not be able to obtain injunctive relief or specific performance.

G.                                    Disclaimer.  Nothing in this Agreement, including but not limited to the provisions of Subsections III(A)-(D) related to property of the Company, future conduct, cooperation, confidentiality or non-disclosure, or the general waiver and release provisions of Section IV, below, prevents Employee from filing a charge or complaint with, making disclosures to, communicating with, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the United States Securities and Exchange Commission (“SEC”), or any other federal, state or local agency charged with the enforcement of any laws, or from sharing information concerning Employee’s wages or other terms and conditions of employment for purposes of pursuing Employee’s legal rights or engaging in joint activity with other employees under Section 7 of the National Labor Relations Act or state or local law.

IV.                               GENERAL WAIVER AND RELEASE BY EMPLOYEE

A.                                    General Waiver and Release.

1.                                      As a material inducement to the Company to enter into this Agreement, and in consideration of the Company’s covenant to provide the Consideration if Employee duly qualifies for its receipt, Employee on behalf of herself and Employee’s assigns, personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees, hereby knowingly and voluntarily waives, releases and forever discharges all Company Entities and all of their past, present and future respective agents, officers, directors, shareholders, employees, attorneys, insurers, fiduciaries, employee benefit plans, and assigns from any past, current or future federal, state or local charges, claims, demands, actions, liabilities, suits, or causes of action at law or equity or otherwise and any and all rights to or claims for continued employment after the Separation Date, attorneys’ fees, damages (including contract, compensatory, punitive or liquidated damages) or equitable relief, that Employee or Employee’s assigns, personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees may ever have had, have now or may ever have, whether known or unknown, actual or potential, certain or contingent, on account of or relating to Employee’s employment with the Company, separation from employment with the Company or otherwise.

2.                                      This release includes, but is not limited to rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any claim for benefit or other relief arising under Section 502(a)(1)(B) of ERISA), the Lilly Ledbetter Fair Pay Act of 2009, the Labor Management Relations Act, any federal, state or local human rights statute or ordinance, any claims or rights of action relating to breach of contract, tort, public policy, personal or emotional injury, defamation, protection of “whistleblowers,” additional

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compensation, fringe benefits, debts, obligations, promises or agreements.  Employee specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Employee to exist.  This release does not purport to waive claims for enforcement of this Agreement, claims for benefits or other relief arising under Section 502(a)(1)(B) of ERISA, claims arising under these laws after the Effective Date, or for claims that cannot be released by private agreement.

This release does not limit any right Employee may have to file a charge or complaint with the EEOC, SEC, or any other federal, state or local agency charged with the enforcement of any laws, or prevent Employee from participating in an investigation or proceeding conducted by any such agency. This Agreement does, however, waive and release any right by Employee to recover monetary damages or other individual relief in connection with any such charge, complaint, or assertion of claims, except where such a waiver of individual relief is prohibited by law.

B.                                    Time Period for Review.  Employee acknowledges that she has reviewed the Consideration described above and provided as part of this Agreement.  Employee acknowledges that she has been granted at least twenty-one (21) days within which to consider and to execute this Agreement.  Employee further acknowledges that if this Agreement is not duly executed by Employee and returned to the Company as specified in this Subsection IV(B) within twenty-two (22) days from the date this Agreement was presented to Employee, this Agreement shall be deemed null and void at the outset, and Employee will not be eligible to receive any such Consideration.  This duly executed Agreement must be post-marked or received by the Company prior to the close of the business day on the twenty-second (22nd) day after it was presented to Employee.  The Agreement must be delivered to the Company personally or via overnight mail (signature required) to the attention of Diane Bengston, Senior Vice President — Human Resources, Travelers, One Tower Square, Hartford, Connecticut 06183.

Employee further acknowledges that by virtue of being presented with this Agreement, Employee is hereby advised in writing to consult with legal counsel prior to executing this Agreement.  Employee understands that if she executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forego the advice of legal counsel, she does so freely and knowingly, and waives any and all future claims that such action or actions would affect the validity of this Agreement.  Employee acknowledges that any changes made to this Agreement after its first presentation to Employee, whether material or immaterial, do not re-start this twenty-one (21) day period.

C.                                    Cancellation Rights.  Employee understands that she may cancel this Agreement at any time on or before the fifteenth (15th) day following the date on which she signs this Agreement.  To be effective, the decision to cancel must be in writing and delivered to the Company, personally or by overnight mail (signature required), to the attention of Diane Bengston, Senior Vice President — Human Resources, Travelers, One Tower Square, Hartford, Connecticut 06183, on or before the fifteenth (15th) day after Employee signs this Agreement.  No payments shall be made under Subsection II(A) prior to (i) the expiration of Employee’s cancellation rights as described in this Subsection IV(C) and (ii) Employee’s execution of the

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Second Release and the expiration of the corresponding cancellation rights set forth therein.  If Employee exercises the limited right to cancel as set forth in this Subsection IV(C) or in the Second Release or if the release provisions of Section IV or the Second Release are held invalid for any reason whatsoever, Employee agrees that this Agreement is deemed null and void at the outset, Employee is not entitled to any Consideration and Employee must return any Consideration already paid.

D.                                    Second Release.  Employee agrees to execute a Second Release, including a general waiver and release, in substantially the same form as the provisions of Section IV within twenty-two (22) days following her Separation Date and prior to the commencement of any payments under Subsection II(A).  If Employee refuses to execute the Second Release, Employee agrees that Employee is not entitled to any Consideration and Employee must return any Consideration already received.

V.                                    MISCELLANEOUS PROVISIONS

A.                                    Non-Assignment of Claims.  Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

B.                              Successors.  This Agreement shall be binding upon, enforceable by and inure to the benefit of Employee’s assigns, personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees and the Company and any successor company, but neither this Agreement nor any rights or payments arising hereunder may be assigned, pledged, transferred or hypothecated by Employee.

C.                              Controlling Law and Venue; Arbitration.

1.                                      The parties select and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Minnesota and the state courts for the State of Minnesota located in or near St. Paul, Minnesota for any action to enforce, construe or interpret this Agreement, including any action seeking the issuance of an injunction or the obtaining of any other remedy contemplated by or permitted under this Agreement.  The parties agree that venue for any such actions shall be proper only in Minnesota and expressly and explicitly waive any objection and/or defenses that the venue of any such action is improper in Minnesota on any basis, including without limitation, forum non conveniens or of convenience of the parties.

2.                                      The parties agree that any employment-related claim or dispute that arises after the Effective Date or that is not released under Section IV of this Agreement must be resolved through binding arbitration in accordance with the then-current rules of the American Arbitration Association.  Notwithstanding the foregoing, however, to the extent the claim or dispute arises under ERISA and is not released under Section IV of this Agreement, that portion of the claim or dispute (and only that portion) shall be brought in the United States District Court

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for the District of Minnesota unless both parties agree to submit that portion of the dispute to binding arbitration.  Judgment upon any arbitration award may be entered in any court having jurisdiction thereof, and each party hereby submits itself to the personal jurisdiction of any such court for the purpose of entering such judgment.

3.                                      To the extent not preempted by ERISA or otherwise governed by federal law, all disputes under Subsections V(C)(1) and (2) above shall be governed by the laws of the State of Minnesota, without giving effect to choice of law or conflict of law principles.

4.                                      Nothing in Subsections V(C)(1) through (3) above shall limit the Company’s right to obtain injunctive or equitable relief in a court of competent jurisdiction in aid of arbitration or in connection with Employee’s covenants under Section III or IV of this Agreement.

D.                              Amendment.  Any amendment to this Agreement shall only be made in writing and signed by the parties.

E.                               Waiver.  No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver.  A waiver by any party of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance with such provision, and such provision shall remain in full force and effect.

F.                                IRC Section 409A.  While each party is responsible for determining the tax consequences to that party of the payments provided under this Agreement, this Agreement shall be interpreted in light of the mutual intent of both parties that the payments provided under this Agreement either are not subject to Section 409A of the Internal Revenue Code (“Code Section 409A”) or are structured to be paid in a manner consistent and in compliance with Code Section 409A.

G.                              Notice.  Except as otherwise provided in this Agreement, all notices, requests, and other communications under the Agreement shall be in writing and sent by overnight mail (signature required), postage prepaid, and properly addressed as follows:

To Employee:	At Employee’s home address listed in the Company’s employee database, as updated by Employee from time to time in writing to the Employee Services Unit

To the Company:	John P. Clifford, Jr. (or his successor)
Executive Vice President - Human Resources
Travelers
385 Washington Street, Mail Code: 9275-SB02L
St. Paul, Minnesota 55102-1396

June 2, 2016	/s/ Doreen Spadorcia
Date	Doreen Spadorcia

With a copy to:

Kenneth F. Spence, III (or his successor)
Executive Vice President and General Counsel
Travelers
385 Washington Street, Mail Code: 9275-LC12L
Saint Paul, Minnesota 55102-1396

The parties agree to notify each other promptly of any change in mailing address.

H.                             Outstanding Business Expenses.  Employee will submit for reimbursement any outstanding business expenses within thirty (30) days of the Separation Date.  To the extent any of the expenses are improper or otherwise not approved by Employee’s manager, Employee retains responsibility for the payment of any such disapproved expenses.

I.                                  Headings.  Headings used in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement.

J.                                  Entire Agreement.  The Company and Employee each represent and warrant that no promise or inducement has been offered or made except as set forth in this Agreement and that the Consideration stated is the sole consideration for this Agreement.  This Agreement along with the Second Release is a complete agreement and states fully all understandings, promises and commitments as between Employee and the Company relating to the separation of Employee’s employment from the Company and any consideration due to Employee relating to her employment.  This Agreement supersedes any prior agreements, whether oral or written, between Employee and any Company Entity (including, without limitation, the NSND Agreement and the Non-Competition Agreement) except any written agreements relating to equity grants, the arbitration of employment disputes or the protection of any Company Entity’s intellectual property (including, without limitation, the Principles of Employment Agreement).  To the extent that there are any inconsistencies between any prior written agreement and this Agreement, this Agreement governs.  Employee acknowledges that, except as expressly provided in the Agreement or any applicable benefit plan, Employee is not entitled to any other or further compensation or remuneration following the Separation Date.  In the event an inadvertent error was made in the calculation of economic benefits under Section II, the Company reserves the right to make necessary corrections up until the time both parties have signed the Agreement.

June 2, 2016	/s/ Doreen Spadorcia
Date	Doreen Spadorcia

K.                              Limited Severability.  If any section of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the minimum extent necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, if any.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below:

Date:	June 2, 2016	THE TRAVELERS INDEMNITY COMPANY

		By:	/s/ Diane D. Bengston

		Its:	Senior Vice President — Human Resources

Date:	June 2, 2016	/s/ Doreen Spadorcia
DOREEN SPADORCIA